Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	February 15, 2006 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FIRST QUARTER
OPERATING RESULTS

CLEVELAND, OH, February 15 Hickok Incorporated (Nasdaq: HICKA.OB), a Cleveland based supplier of products and services for automotive, locomotive, and aircraft industries, today reported operating results for its fiscal 2006 first quarter ended December 31, 2005.

For the quarter ended December 31, 2005, the Company recorded net income of $104,503 or 9 cents per share, compared with a net loss of $483,758 or 40 cents per share, in the same period a year ago. Sales in the first quarter were $2,703,224, up 31% from $2,064,891 a year ago.

Robert L. Bauman, President and CEO said that the first quarter results were in line with expectations. Normally the first quarter is weak,  however,  initial deliveries of a large order for a diagnostic tool for an OEM improved the results. Deliveries of the tool will continue and be completed in the second quarter which is also generally a stronger quarter for our core businesses, he said. He also stated the Company will have to rely on the core businesses, which seem to be improving, unless another large opportunity the Company has been working on becomes an order that would affect future quarters.

Backlog at December 31, 2005 was $2,914,000 an increase of 87% from the backlog of $1,561,000 a year earlier. The increase was due primarily to increased orders for automotive diagnostic products to automotive OEM's of $1,886,000 offset in part by a decrease in aftermarket products of approximately $306,000. Indicator products declined by approximately $246,000. The Company anticipates that most of the current backlog will be shipped in fiscal 2006.

The Company's financial position remains strong, with current assets of $8,142,906 that are 4.3 times current liabilities, and no long-term debt, and working capital of  $6,233,714.  At December 31, 2005 shareholder's equity was $8,567,996 or $7.07 per share.

Hickok provides products and services primarily for the automotive, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications and provides repair training programs.

Certain statements in this news release, including discussions of management's expectations for fiscal 2006, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS
Period ended December 31	2005	2004
Net sales	$2,703,224	$2,064,891
Income (loss) before Income tax	158,303	(732,858)
Income (recovery of) taxes	53,800	(249,100)
Net income (loss)	104,503	(483,758)

Basic income (loss) per share	.09	(.40)
Diluted income (loss) per share	.08	(.40)

Weighted average shares outstanding	1,211,245	1,213,073